Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-___) and related Prospectus of Independence Community Bank Corp. dated June 16, 2005 and to the incorporation by reference therein of our reports dated February 28, 2005, with respect to the consolidated financial statements of Independence Community Bank Corp., Independence Community Bank Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Independence Community Bank Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 15, 2005